UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported December 29, 2006)

CARAUSTAR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

North Carolina	0-20646	58-1388387
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Austell Powder Springs Road, Suite 300 Austell, Georgia	30106-3227
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (770) 948-3101

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a material definitive agreement.

On December 29, 2006 Caraustar Industries, Inc. (the “registrant” or the “company”) amended and restated its supplemental executive retirement plan (SERP). The SERP is a restoration plan that provides specified executive officers of the company additional retirement benefits to which they otherwise would be entitled under the registrant’s pension plan in the absence of certain limitations imposed by the Internal Revenue Code (IRC). The technical amendments were made to comply with IRC 409A and include specifying the timing of payments and distributions to the specified executive officers. The amendments did not enhance the benefits offered to the executives under the SERP.

Additionally and also on December 29, 2006, the registrant amended and restated the change in control severance agreements (collectively the “Agreements”) the registrant maintains with certain executive officers of the company. The Agreements provide that each executive will receive a severance benefit upon the termination of his or her employment without cause, or voluntarily for good reason. In exchange for these severance benefits, each of the covered executives has agreed not to voluntarily terminate employment with the company between the date on which a change in control is announced and the date on which it is either consummated or abandoned. The technical amendments were made to comply with IRC 409A as aforementioned and did not enhance the severance benefits offered to any executive.

On December 29, 2006 the registrant amended and restated letter agreements it maintains with Messrs. Keough, Domanico and Kelchen to comply with the requirements of IRC 409A as aforementioned. These amendments did not enhance the benefits offered to Messrs. Keough, Domanico or Kelchen under their individual letter agreements.

Mr. Keough’s letter agreement established Mr. Keough’s base salary as Chief Executive Officer at $550,000, with subsequent increases in base salary to be determined by the registrant’s board of directors. In addition, the letter agreement states that the registrant will continue to provide Mr. Keough with $1,000,000 in life insurance, a supplemental long-term disability benefit to ensure replacement of at least 75% of his base salary in the event of a qualifying disability, dues for a local country club, an annual allowance for financial planning services and 25 years of credit industry service for purposes of the company’s short-term disability plan and the SERP. The company also agreed to continue to nominate Mr. Keough to the Board and provided certain one time grants of options to purchase common shares and PARS.

Mr. Domanico’s letter agreement provided Mr. Domanico with membership in a country club (with annual expenses capped at $10,000), a one-time relocation allowance of $40,000, an annual allowance for financial planning services, immediate participation in the SERP, a supplemental long-term disability plan to ensure the replacement of at least 75% of his salary in the event of a qualifying disability, and 10 years of service credit for purposes of the company’s short-term disability plan.

Mr. Kelchen’s letter agreement provides a severance benefit equal to at least six months’ continuation of his then current base salary and benefits coverage in place at the time of termination in the event his employment is terminated other than because of death, disability, voluntarily or for cause.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2006

CARAUSTAR INDUSTRIES, INC.

By:	/s/ Ronald J. Domanico
Ronald J. Domanico
Senior Vice President and Chief Financial Officer